FEE REDUCTION AGREEMENT
AGREEMENT made as of this 26th day of April
2010, between Large-Cap Value Portfolio (the
"Trust") and Boston Management and Research (the
"Adviser").
WHEREAS, the Trust has entered into an Investment
Advisory Agreement ("Advisory
Agreement") with the Adviser, which Advisory
Agreement provides that the Adviser shall be entitled
to
receive an asset-based fee payable at a certain rate;
and
WHEREAS, the Adviser has offered to reduce such
advisory fee rate, and the Trust has accepted
such fee reduction, such fee reduction being
effective as of May 1, 2010; and
WHEREAS, the Adviser and the Trust wish to
memorialize said fee reduction in writing;
NOW, THEREFORE, in consideration of the mutual
covenants and agreements contained herein
and for other good and valuable consideration,
receipt of which is hereby acknowledged, the Trust
and the
Adviser hereby agree as follows:
1. For so long as the Advisory Agreement shall
remain in effect, notwithstanding any provisions of
the Advisory Agreement to the contrary, the Adviser
will reduce its advisory fee for the Trust in
accordance with the fee reduction schedule set forth
on Exhibit A hereto.
2. This Agreement may only be terminated or
amended upon the mutual written consent of the
Trust
and the Adviser; provided, however, that (i) no
termination of this Agreement shall be effective
unless approved by the majority vote of those
Trustees of the Trust who are not interested persons
of the Adviser or the Trust (the "Independent
Trustees") and by the vote of a majority of the
outstanding voting securities of the Trust; (ii) no
amendment of this Agreement shall be effective
unless approved by the majority vote of the
Independent Trustees; and (iii) no amendment of this
Agreement that decreases the fee reductions set forth
herein shall be effective unless approved by
the vote of a majority of the outstanding voting
securities of the Trust.
3. For purposes of this Agreement the term "vote of a
majority of the outstanding voting securities
of the Trust" shall mean the vote, at a meeting of
Holders, of the lesser of (i) 67 per centum or
more of the Interests in the Trust present or
represented by proxy at the meeting if the Holders of
more than 50 per centum of the outstanding Interests
in the Trust are present or represented by
proxy at the meeting, or (ii) more than 50 per centum
of the outstanding Interests in the Trust.
The terms "Holders" and "Interests" when used
herein shall have the respective meanings
specified in the Declaration of Trust of the Trust.
4. This instrument is executed under seal and shall be
governed by Massachusetts law.
IN WITNESS WHEREOF, this Agreement has been
executed as of the date set forth above by a
duly authorized officer of each party.
LARGE-CAP VALUE PORTFOLIO
By: /s/ Duncan W. Richardson
Duncan W. Richardson
President
BOSTON MANAGEMENT AND RESEARCH
By: /s/ Maureen A. Gemma
Maureen A. Gemma
Vice President
Exhibit A
ADVISORY FEE REDUCTION SCHEDULE
Large-Cap Value Portfolio
(Effective as of May 1, 2010)
On net assets of $15 billion and over, the Adviser's
asset-based advisory fee is reduced and
computed as follows:
Average Daily Net Assets for the Month
Annual Fee Rate
(for each level)
$15 billion but less than $20 billion 0.5400%
$20 billion but less than $25 billion 0.5300%
$25 billion and over 0.5200%